BG Staffing, Inc. Announces Record Q3 and Nine Month
2018 Financial Results

PLANO, Texas – (October 30, 2018) – BG Staffing, Inc. (NYSE American: BGSF), a rapidly growing national provider of professional temporary staffing services, today reported record financial results for its third quarter and nine months ended September 30, 2018.

Quarter Three 2018 Results

	2018	2017	Change	% Change
	(amounts in thousands, except per-share amounts)
Revenues	$77,062	$71,282	$5,780	8.1%
Gross profit	$21,373	$18,248	$3,125	17.1%
Gross profit percentage	27.7%	25.6%	2.1%	8.2%
Net income	$5,061	$3,137	$1,924	61.3%
Net income per diluted share	$0.49	$0.35	$0.14	40.0%
Weighted average diluted shares	10,343	9,077	1,266	13.9%
Adjusted EBITDA (1)	$8,109	$7,165	$944	13.2%
Adjusted EBITDA percentage (2)	10.5%	10.1%	0.4%	4.0%

Nine-Month 2018 Results

	2018	2017	Change	% Change
	(amounts in thousands, except per-share amounts)
Revenues	$214,863	$196,899	$17,964	9.1%
Gross profit	$57,875	$49,146	$8,729	17.8%
Gross profit percentage	26.9%	25.0%	1.9%	7.6%
Net income	$12,697	$6,723	$5,974	88.9%
Net income per diluted share	$1.32	$0.75	$0.57	76.0%
Weighted average diluted shares	9,639	9,020	619	6.9%
Adjusted EBITDA (1)	$20,218	$17,942	$2,276	12.7%
Adjusted EBITDA percentage (2)	9.4%	9.1%	0.3%	3.3%

Beth A. Garvey, President and CEO, stated, "We are pleased with the Company's performance through the third quarter of the year as we continue to increase our gross profit and adjusted EBITDA percentage. Our third quarter growth was fueled by tremendous quarter-over-quarter increases in the Real Estate and Light Industrial segment revenues. Favorable economic trends, a robust job market, and positive business sentiment among our client base contributed to the strong quarter."

Garvey added, “The demand for our services continues to be strong and the Company is well positioned to capitalize on these favorable economic conditions with its menu of services, expanded geographic footprint and talented full time and contract employees.”

(1) Non-GAAP financial measure. See reconciliation at end for details.
(2) Adjusted EBITDA as a percentage of revenue.

Conference Call
The Participant Dial-In Number for the conference call is 1-631-891-4304. Participants should dial in to the call at least five minutes before 1:30pm PT (4:30pm ET) on October 30, 2018. The call can also be accessed "live" online at http://public.viavid.com/index.php?id=131412.  A replay of the recorded call will be available for 90 days on the Company's website (http://bgstaffing.investorroom.com/). You can also listen to a replay of the call by dialing 1-844-512-2921 (international participants dial 1-412-317-6671) starting October 30, 2018, at 7:30pm ET through November 6, 2018 at 11:59 pm ET. Please use PIN Number 10005532.

About BG Staffing, Inc.
Headquartered in Plano, Texas, BG Staffing provides staffing services to a variety of industries through its various divisions. BG Staffing is primarily a professional temporary staffing platform that has integrated several regional and national brands achieving scalable growth. The Company was ranked as the 59th largest U.S. staffing company and the 45th largest IT staffing firm in 2018 by Staffing Industry Analysts. The Company’s disciplined acquisition philosophy, which builds value through both financial growth and the retention of unique and dedicated talent within BG Staffing’s portfolio of companies, has resulted in a seasoned management team with strong tenure and the ability to offer exceptional service to candidates and customers while building value for investors. For more information on the Company and its services, please visit its website at www.bgstaffing.com.

Forward-Looking Statements
The forward-looking statements in this press release are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties including those listed in Item 1A of the Company’s Annual Report on Form 10-K and in the Company’s other filings and reports with the Securities and Exchange Commission. All of the risks and uncertainties are beyond the ability of the Company to control, and in many cases, the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this press release, the words “believes,” “plans,” “expects,” “will,” “intends,” and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

CONTACT:
Terri MacInnis, VP of Investor Relations
Bibicoff + MacInnis, Inc.
818.379.8500 terri@bibimac.com

BG Staffing, Inc.
Non-GAAP Financial Measures

The financial results of BG Staffing, Inc. are prepared in conformity with accounting principles generally accepted in the United States of America ("GAAP") and the rules of the U.S. Securities and Exchange Commission. To help the readers understand the Company's financial performance, the Company supplements its GAAP financial results with Adjusted EBITDA.

A non-GAAP financial measure is a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet or statement of cash flows of a company. Adjusted EBITDA is not measurement of financial performance under GAAP and should not be considered as an alternative to net income, operating income, or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or a measure of our liquidity. We believe that Adjusted EBITDA is a useful performance measure and is used by us to facilitate a comparison of our operating performance on a consistent basis from period-to-period and to provide for a more complete understanding of factors and trends affecting our business than measures under GAAP can provide alone. In addition, the financial covenants in our credit agreement are based on Adjusted EBITDA as defined in the credit agreement.

We define “Adjusted EBITDA” as earnings before interest expense, income taxes, depreciation and amortization expense, non-cash items, and certain items that management does not consider in assessing our on-going operating performance.

Reconciliation of Net Income to Adjusted EBITDA

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	September 30, 2018	September 24, 2017	September 30, 2018	September 24, 2017
	(dollars in thousands)
Net income	$5,061	$3,137	$12,697	$6,723
Interest expense, net	662	884	2,275	2,280
Income tax expense	1,368	1,616	2,732	3,909
Depreciation and amortization	1,248	1,436	3,801	4,673
Contingent consideration adjustment	(988)	—	(2,160)	—
Share-based compensation	758	92	873	357
Adjusted EBITDA	$8,109	$7,165	$20,218	$17,942